Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2013	2012	% Change	2013	2012	% Change
Consolidated –
Operating Revenues	$4,246	$4,181	1.6%	$8,143	$7,785	4.6%
Earnings Before Income Taxes	471	968	(51.3)%	599	1,552	(61.4)%
Net Income Available to Common	297	623	(52.3)%	378	991	(61.9)%

Alabama Power –
Operating Revenues	$1,392	$1,377	1.1%	$2,700	$2,593	4.1%
Earnings Before Income Taxes	302	321	(5.9)%	550	541	1.7%
Net Income Available to Common	173	185	(6.5)%	314	311	1.0%

Georgia Power –
Operating Revenues	$2,042	$2,020	1.1%	$3,924	$3,765	4.2%
Earnings Before Income Taxes	464	452	2.7%	789	715	10.3%
Net Income Available to Common	282	295	(4.4)%	479	462	3.7%

Gulf Power –
Operating Revenues	$371	$370	0.3%	$697	$686	1.6%
Earnings Before Income Taxes	55	59	(6.2)%	92	93	(0.2)%
Net Income Available to Common	33	35	(6.8)%	54	56	(2.3)%

Mississippi Power –
Operating Revenues	$306	$266	15.2%	$552	$495	11.6%
Earnings Before Income Taxes	(372)	48	N/M	(787)	82	N/M
Net Income Available to Common	(219)	35	N/M	(465)	60	N/M

Southern Power –
Operating Revenues	$307	$286	7.5%	$610	$539	13.1%
Earnings Before Income Taxes	33	76	(56.8)%	77	119	(35.3)%
Net Income Available to Common	28	47	(40.1)%	57	76	(24.8)%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.